EXHIBIT 99.1
Gray Television, Inc. and Triple Crown Media, Inc. Announce Completion of the Spin-Off of
Gray’s Newspaper Publishing and Graylink Wireless Businesses
Triple Crown Media, Inc. and Bull Run Corporation Announce the
Merger of Bull Run into a Subsidiary of Triple Crown Media, Inc.
ATLANTA, January 3, 2006 — Gray Television, Inc. (NYSE: GTN; GTN.A) and Triple Crown Media, Inc. (Nasdaq: TCMI) today announced the completion of the previously announced spin-off by Gray of Triple Crown Media, Inc., effective December 30, 2005. Prior to the spin-off, Gray contributed its Newspaper Publishing and Graylink Wireless businesses to Triple Crown Media. In connection with the spin-off, Triple Crown Media made a $40 million cash distribution to Gray, which Gray used to reduce its outstanding indebtedness. Triple Crown Media’s common stock is traded on the Nasdaq National Market under the symbol “TCMI.”
In connection with the spin-off, Gray distributed one share of Triple Crown Media common stock for every ten shares of Gray common stock, and one share of Triple Crown Media common stock for every ten shares of Gray Class A common stock held by Gray shareholders on December 14, 2005.
Triple Crown Media and Bull Run Corporation (OTC: BULL.PK) also announced today that the previously announced merger of Bull Run into a subsidiary of Triple Crown Media, which was effective on December 30, 2005, following the approval of Bull Run’s shareholders at a special meeting of shareholders held earlier that day. As a result of the spin-off and merger, the current shareholders of Gray own approximately 95% of Triple Crown Media’s outstanding common stock and certain former holders of Bull Run preferred stock and former holders of Bull Run common stock hold the remaining 5%.
Robert S. Prather, Jr., President and Chief Operating Officer of Gray stated, “With the completion of the spin-off, Gray will now be able to focus its financial and operating resources on its television broadcasting business, and we believe that in Triple Crown Media we have created value for the Gray and Bull Run shareholders.”
Thomas J. Stultz, Triple Crown Media’s President and CEO, stated, “We are very pleased to complete the process of the spin-off and merger so that we can now begin our integration into a new combined organization. I am excited about the prospects of combining the revenue from Triple Crown Media’s newspaper publishing business and wireless services businesses with the growth potential of Host’s Collegiate Marketing and Production Services business and Association Management Services business. We believe this will be a great combination of businesses that complement one another and will serve to accelerate the growth in each of these businesses beyond what they could achieve independently.” Stultz has been President and CEO of Host Communications since 2004 and was formerly President of Gray’s Newspaper Publishing business.
Triple Crown Media also announced today that it has entered into new credit facilities totaling $140 million. The credit facilities consist of a 4-year $20 million revolving credit facility, a 4.5-year $90 million first lien term loan and a 5-year $30 million second lien term loan. The interest rate is based on the lender’s base rate (generally reflecting the lender’s prime rate) or a London Interbank Offered Rate (“LIBOR”) plus in each case a specified margin, and for revolving and first lien term loan advances, the margin is based upon Triple Crown Media’s debt leverage ratio as defined in the agreement. The initial margin for revolving and first lien term loan advances is 2.25% for base rate advances and 3.25% for LIBOR advances. The specified margin for second lien term loan advances is 8.0% for base rate advances and 9.0% for LIBOR advances.

The credit facility is secured by substantially all of the assets of Triple Crown Media and its subsidiaries. The agreement contains certain restrictive provisions which include but are not limited to, requiring Triple Crown Media to maintain certain financial ratios and limits upon Triple Crown Media’s ability to incur additional indebtedness, make certain acquisitions or investments, sell assets or make other restricted payments, including dividends, as defined in the loan agreement.
Proceeds of the new financing were used to make a $40 million cash distribution to Gray in connection with the spin-off, refinance all of the surviving corporation’s long-term debt, redeem Bull Run preferred stock held by non-affiliated parties in connection with the merger and pay transaction costs.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning expected benefits of the spin-off and the combination of Bull Run and Triple Crown Media. In addition, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements.
About the Companies
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Including the previously announced pending acquisition of WNDU-TV, South Bend, IN, Gray operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations), or Fox (1 station). In addition, Gray currently operates seven digital multi-cast television channels in seven of its existing markets, which are affiliated with either UPN or Fox.
Triple Crown Media owns and operates five daily newspapers with total daily circulation of approximately 120,000 and Sunday circulation of approximately 160,000, and is a leading provider of primarily paging and other wireless services in non-major metropolitan areas in Alabama, Florida and Georgia, where it also operates 14 retail locations. Triple Crown Media, through its subsidiary, Host Communications, Inc., is engaged in the Collegiate Marketing and Production Services business and Association Management Services business. The Collegiate Management and Production Services business provides sports marketing and production services to a number of collegiate conferences and universities and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association. The Association Management Services business provides various associations with services such as member communication, recruitment and retention, conference planning, Internet web site management, marketing and administration.
SOURCE: Gray Television, Inc., Bull Run Corporation and Triple Crown Media, Inc.
CONTACTS: Bob Prather, President, +1-404-266-8333, or Jim Ryan, Chief Financial Officer, +1-404-504-9828, both of Gray Television, Inc., or, Thomas J. Stultz, President, +1-859-226-4356, or Frederick J. Erickson, Chief Financial Officer, +1-859-226-4376, both of Triple Crown Media, Inc.